UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 19, 2012 (July 13, 2012)

Syms Corp.

(Exact name of registrant as specified in its charter)

New Jersey	001-8546	22-2465228
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Syms Way, Secaucus, New Jersey		07094
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(201) 902-9600

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

As previously disclosed, on November 2, 2011, Syms Corp., (the “Company”) and each of its subsidiaries, Filene’s Basement, LLC, Syms Advertising Inc., and Syms Clothing, Inc. (the “Subsidiaries” and, together with the Company, the “Debtors”), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Company’s chapter 11 cases (the “Chapter 11 Cases”) are being jointly administered under Case No. 11-13511.

On July 13, 2012 the Debtors filed the Second Amended Joint Chapter 11 Plan of Reorganization of the Company and its Subsidiaries co-proposed by the Debtors and the Official Committee of Syms Corp. Equity Security Holders (collectively, and as may be subsequently amended, supplemented, or modified, the “Plan”).  Along with the Plan, the Debtors also filed on July 13, 2012 the Disclosure Statement With Respect to the Second Amended Joint Chapter 11 Plan of Reorganization of Syms Corp. and its Subsidiaries (collectively, and as may be subsequently amended, supplemented, or modified, the “Disclosure Statement”).  On July 13, 2012, the Bankruptcy Court approved the Disclosure Statement and set a schedule for the solicitation of acceptances of the Plan and a date of August 29, 2012 for a hearing on confirmation of the Plan.

In connection with proposal of the Plan, the Company entered into an Equity Commitment Agreement (the “ECA”) among (i) the Company, (ii) Marcy Syms, (iii) the Laura Merns Living Trust (the “Merns Trust”), (iv) the Marcy Syms Revocable Living Trust, as amended (the “Marcy Syms Trust” and, together with Marcy Syms and the Merns Trust, the “Majority Shareholder”) and (v) the certain specified members of the Equity Committee of the Company and their affiliates (the “Backstop Parties”). The ECA contemplates that, pursuant to and upon the effective date of the Plan, the Majority Shareholder will sell all of its shares to the Company at a price of $2.49 per share. In connection with the ECA and pursuant to the Plan, the Company will offer to sell to existing minority shareholders other than the Majority Shareholder, who qualify as “accredited investors” within the meaning of Regulation D under the Exchange Act, the right to purchase a total of more than 10 million new shares of the Company at a price equal to $2.49 per share, or approximately $25 million in the aggregate (the “Rights Offering”). Pursuant to the ECA, the Backstop Parties agree to purchase each of their pro rata share of the new shares made available in the Rights Offering, as well as new shares that are not subscribed for by other shareholders in the Rights Offering.

The foregoing descriptions of certain transactions contemplated  by the ECA and the Plan are summaries only and do not purport to be complete and are qualified, in all respects, by the actual provisions of the ECA, the Plan and related documents.  Copies of the ECA, the Plan and the Disclosure Statement relating to the Plan are on file with the Bankruptcy Court.

The Company recommends that its creditors and shareholders refer to the limitations and qualifications included in the Plan and the Disclosure Statement. Information contained in the Plan and the Disclosure Statement is subject to change, whether as a result of amendments to the Plan and the Disclosure Statement, actions of third parties or otherwise.

This announcement is not intended to be, nor should it be construed as, a solicitation for a vote on the Plan. The Plan will become effective only after it receives the requisite acceptance of the Debtors’ creditors and is confirmed by the Bankruptcy Court. There can be no assurance that the Plan will be acceptable to the Debtors’ creditors or confirmed by the Bankruptcy Court.

This report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to purchase any securities in the contemplated Rights Offering. Securities that may be issued pursuant to the contemplated Rights Offering or the ECA will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an available exemption from registration.

ITEM 8.01.  OTHER EVENTS.

On July 13, 2012, the Bankruptcy Court approved the Disclosure Statement and set a solicitation schedule and a date of August 29, 2012 for a hearing regarding confirmation of the Plan.  Consummation of the transactions contemplated under the Plan is subject to approval by the Bankruptcy Court.  A copy of the Company’s press release describing these events is being furnished as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS
(d)           Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit 99.1 – Equity Commitment Agreement, dated July 13, 2012, among (i) the Company, (ii) Marcy Syms, (iii) the Laura Merns Living Trust, (iv) the Marcy Syms Revocable Living Trust, as amended, and (v) the certain specified members of the Equity Committee of the Company and their affiliates.

Exhibit 99.2 – Press Release, dated July 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SYMS CORP.

By:	/s/ Gary P. Binkoski
Name: Gary P. Binkoski
Title: Chief Financial Officer

Dated:  July 19, 2012

EXHIBIT INDEX

Exhibit 99.1 – Equity Commitment Agreement, dated July 13, 2012, among (i) the Company, (ii) Marcy Syms, (iii) the Laura Merns Living Trust, (iv) the Marcy Syms Revocable Living Trust, as amended, and (v) the certain specified members of the Equity Committee of the Company and their affiliates.

Exhibit 99.2 – Press Release, dated July 16, 2012.